Exhibit 99.1

OPTICAL CABLE CORPORATION
5290 Concourse Drive
Roanoke, VA 24019
(Nasdaq GM: OCCF)
www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
President & CEO	Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Jaime Wert
(212) 355-4449 ext. 127	(212) 355-4449 ext. 173
asiegel@joelefrank.com	jwert@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FISCAL FIRST QUARTER 2008 FINANCIAL RESULTS

Net Sales, Gross Profit and Net Income All Increased in First Quarter of Fiscal 2008

ROANOKE, VA, March 13, 2008 — Optical Cable Corporation (Nasdaq GM: OCCF) today announced financial results for its fiscal first quarter ended January 31, 2008.

The Company reported increases in net sales, gross profit and net income for the first quarter of fiscal 2008 when compared to the same period last year.

First Quarter 2008 Financial Results

Optical Cable reported net income of $862,000, or $0.14 per basic and diluted share, for its first quarter of fiscal 2008, as compared to a net loss of $332,000, or $0.06 per basic and diluted share, for the same period last year.

Net sales for the first quarter of fiscal 2008 increased 36.5% to $12.7 million compared to net sales of $9.3 million for the comparable period last year. The Company’s net sales growth during the first quarter was achieved over a broad customer base and product mix, with particularly notable increases in the Company’s specialty markets.

Optical Cable Corp. – First Quarter 2008 Earnings Release

Gross profit increased 79.2% to $5.3 million in the first quarter of fiscal 2008, up from $3.0 million in the first quarter of fiscal 2007. Gross profit as a percentage of net sales (or “gross profit margin”) for the first quarter of fiscal 2008 increased to 42.1% compared to 32.1% for the first quarter of fiscal 2007. These improvements are due in part to an increase in Optical Cable’s sales of higher margin products and the continued benefits of the Company’s previous investments to enhance operational efficiency.

Selling, general and administrative expenses (“SG&A expenses”) for the first quarter of fiscal 2008 increased 14.4% to $4.0 million from $3.5 million for the comparable period last year. SG&A expenses as a percentage of net sales dropped to 31.5% in the first quarter of fiscal 2008 compared to 37.6% in the first quarter of fiscal 2007.

Management’s Comments

“Optical Cable is off to a great start in our new fiscal year and we look forward to building on this success. Our year-over-year increases in net sales, gross profit and net income confirm that we have the right strategies in place to continue serving our customers while driving further growth and enhanced profitability. We will continue to execute on our strategic plan and focus on positioning Optical Cable for long-term shareholder value creation,” stated Mr. Neil Wilkin, President and CEO of Optical Cable Corporation.

Company Information

Optical Cable Corporation is a leading manufacturer of fiber optic cables primarily sold into the enterprise market, and the premier manufacturer of military ground tactical fiber optic cables for the U.S. military. Founded in 1983, Optical Cable Corporation pioneered the design and production of fiber optic cables for the most demanding military field applications, as well as fiber optic cables suitable for both indoor and outdoor use. The Company’s current broad product offering is built on the evolution of these fundamental technologies, and is designed to provide end-users with fiber optic cables that are easy and economical to install, provide a high degree of reliability and offer outstanding performance characteristics. Optical Cable Corporation sells its products worldwide for uses ranging from commercial and campus installations to customized products for specialty applications and harsh environments, including military applications. The Company manufactures its high quality fiber optic cables at its ISO 9001:2000 registered and MIL-STD-790F certified facility located in Roanoke, Virginia.

Further information about Optical Cable Corporation is available on the World Wide Web at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation (the “Company”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning the Company’s outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans,

Optical Cable Corp. – First Quarter 2008 Earnings Release

strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to risks and uncertainties that may cause actual events to differ materially from the Company’s expectations. Factors that could cause or contribute to such differences include, but are not limited to: the level of sales to key customers, including distributors; timing of certain projects and purchases by key customers; the economic conditions affecting network service providers; corporate and/or government spending on information technology; actions by competitors; fluctuations in the price of raw materials (including optical fiber); the Company’s dependence on a single manufacturing facility; the Company’s ability to protect its proprietary manufacturing technology; market conditions influencing prices or pricing; the Company’s dependence on a limited number of suppliers; the loss of or conflict with one or more key suppliers or customers; an adverse outcome in litigation, claims and other actions, and potential litigation, claims and other actions against the Company; an adverse outcome in regulatory reviews and audits and potential regulatory reviews and audits; adverse changes in state tax laws and/or positions taken by state taxing authorities affecting the Company; technological changes and introductions of new competing products; changes in end-user preferences for competing technologies, including copper cable and wireless, relative to fiber optic cable; economic conditions that affect the telecommunications sector, certain technology sectors or the economy as a whole; terrorist attacks or acts of war, and any current or potential future military conflicts; changes in the level of military spending by the United States government; ability to retain key personnel; inability to recruit needed personnel; poor labor relations; the impact of changes in accounting policies, including those by the Securities and Exchange Commission and the Public Company Accounting Oversight Board; the Company’s ability to successfully comply with, and the cost of compliance with, the provisions of Section 404 of the Sarbanes-Oxley Act of 2002 or any revisions to that act which apply to the Company; impact of future consolidation among competitors and/or among customers adversely affecting the Company’s position with its customers and/or its market position; actions by customers adversely affecting the Company in reaction to the expansion of its product offering in any manner, including, but not limited to, by offering products that compete with its customers, and/or by entering into alliances with, and/or making investments in or with, parties that compete with and/or have conflicts with customers of the Company; adverse reactions by customers, vendors or other service providers to unsolicited proposals regarding the acquisition of the Company by another company; the additional costs of considering and possibly defending the Company’s position on such unsolicited proposals regarding the acquisition of the Company by another company; impact of weather or natural disasters in the areas of the world in which the Company operates and markets its products; economic downturns and/or changes in market demand, exchange rates, productivity, or market and economic conditions in the areas of the world in which the Company operates and markets its products, and its success in managing the risks involved in the foregoing. The Company cautions readers that the foregoing list of important factors is not exclusive and the Company incorporates by reference those factors included in current reports on Form 8-K.

(Financial Tables Follow)

Optical Cable Corp. – First Quarter 2008 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED STATEMENTS OF INCOME

(thousands, except per share data)

(unaudited)

	Three Months Ended January 31,
	2008	2007
Net sales	$12,661	$9,276
Cost of goods sold	7,329	6,300

Gross profit	5,332	2,976
SG&A expenses	3,989	3,487

Income (loss) from operations	1,343	(511)
Interest income (expense), net	40	(11)
Other, net	(14)	3

Other income (expense), net	26	(8)

Income (loss) before income taxes	1,369	(519)
Income tax expense (benefit)	507	(187)

Net income (loss)	$862	$(332)

Net income (loss) per share:
Basic and diluted	$0.14	$(0.06)

Weighted average shares outstanding:
Basic and diluted	6,090	6,008

—MORE—

Optical Cable Corp. – First Quarter 2008 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED BALANCE SHEET DATA

(thousands)

(unaudited)

	January 31, 2008	October 31, 2007
Cash	$4,067	$3,139
Trade accounts receivable, net	8,591	9,057
Inventories	8,053	7,340
Other current assets	1,404	1,279

Total current assets	$22,115	$20,815
Non-current assets	16,666	16,466

Total assets	$38,781	$37,281

Current liabilities	$5,323	$4,878
Non-current liabilities	482	425

Total liabilities	$5,805	$5,303
Total shareholders’ equity	32,976	31,978

Total liabilities and shareholders’ equity	$38,781	$37,281

###